Consent of Independent Registered Public Accounting Firm

MSB Financial Corp.
Millington, New Jersey

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-139955, 333-150968 and 333-164264) of MSB Financial Corp. of our report dated September 26, 2014, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/ BDO USA, LLP

New York, New York
September 26, 2014